UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

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Palisades Gold Radio – Tom Bodrovics

Tom Bodrovics:

So explain to us a little bit about the situation that you're now facing at this point.

Axel Merk:

Yeah, so part of the reason we jumped on this call here is because we have what's called a contested proxy with a shareholder meeting on the 26th of April.

So just in a few days from when we are talking, basically closed-end funds are subject to activists sometimes coming in. And what they try to do is they try to have a short-term gain in our view, at the expense of other shareholders to "close the discount." And so I mentioned we traded the 15% discount.

So in theory you could say, oh, why don't you close that to NAV? And it's actually when you go from a hundred to 85 back to a hundred, that is actually more than a 15% gain. And isn't that fantastic? In theory, maybe, in practice, not so fast. First of all, Saba Capital Management, that's the activist investor. Last year they ran 64 campaigns.

None of them, of course, in the gold mining space, they're not familiar with the gold mining space, certainly not with the junior space. And when they have succeeded, then they have closed the discount, not entirely, but only very briefly, and then it blew right back out. So unless you sell your shares, it doesn't work.

Of course, then the fund, and they do that through a tender offer. So you basically shrink the fund, which also means that the expenses, the fixed costs tend to be spread across the low asset base. The more fundamental, and the question is, is ASA still sustainable? And these would typically be about a third of the assets, right? Is that it's a $370 million fund or so in a market that's somewhat favorable. The last time this happened in a ASA, the fund was $850 million. About a third of the assets were tendered, and then there was a protracted bail market assets shrank down to $175 million.

We came in at around $200 million, just under $200 million and have grown the fund back to about $370 million. But if you did this, again, there's a serious question about long-term sustainability, but there are some other bigger issues here. One of them is if you tell the market you're going to sell your stocks in a tender offer, other market participants are likely to front run this in an illiquid space.

And we have seen that Fidelity had a fund manager change last year, for example, and the new fund manager repositioned that portfolio. Some of the less liquid names were under significant pressure for an extended period. It's not that we can't sell any of our less liquid holdings, but we like to do it when we don't report it. So we can do this very quietly, whereas in what's happening at ASA is very public, and so the public would know what we will do, and that means these junior mining companies would presumably get a significant hit if that were to happen.

And so you cannot capture that discount so easily. The other way you can capture the discount one other way is to liquidate the fund. We actually think that is the most likely scenario because they will look at other options and they will see that none of them really makes sense in ASA's case.

But you have the same issue, that the front running sort of issue. And we happen to think that most investors would like ASA to survive. One other thing that historically is proposed to "close the discount" is to open-end the fund, meaning to convert it from a close-end fund to an open-end fund. We don't think that is possible based on the Bermuda status to do it. It would cost a fortune.

And by the way, anything that's unusual in any registered product that's ETF, open-end fund, close-end fund tends to be very expensive. And adding the Bermuda status with ASA only amplifies this. And so researching these things would also be very expensive. Shareholders would have to pay for that. And so all of these are very, very difficult things we can do. There's some other things we can do.

The most effective thing I think one can do, is to get new investors involved. And indeed, while we're not issuing shares, because it's based on supply and demand, by spreading the word about ASA, that may help increase demand and that may reduce the discount. So to me, that is one of the most shareholder-friendly ways one can do it.

And what we are concerned about is that if Saba were to gain control of this product, that they are fixed income managers. Increasingly they've been taken over the management of the products they manage and they state that in their proxy statement that they might do that. It's not their primary intended goal.

We don't think investors would want this to become a fixed income product. And also there are more cost-efficient structures to run a fixed income product. And so again, we think that liquidation would be the end game if Saba were to gain control.

Tom Bodrovics:

So how is Saba trying to, let's say force these changes and what percentage of the fund do they have to own to be able to do this?

Axel Merk:

So Saba started buying shares in ASA late in 2022. They first showed up in filings in 2023 early. We reached out to them very soon thereafter to engage them in a dialogue. We tried to talk to all our shareholders, including retail shareholders by the way.

So if you want to talk to us and you are a shareholder, please feel free to reach out anytime. We finally were able to arrange a meeting in the summer, at which time we were told they're following the investment process. In October, we talked again and at the same, they again said they're just following the process. In December, they said that we don't do what's in the shareholders interest.

The board needs to be replaced. So there they became aggressive without ever having voiced what exactly they would want to do. So they never engaged in a proper dialogue. At that stage, they had about a little over 16% of assets in the fund, and then they start what's called a proxy, contest the proxy where they try to convince shareholders that their nominees are the better ones than the current nominees.

One of the challenges in the spaces that the activist has many advantages, they will obviously vote their 16%. At the other end of the spectrum, many retail investors are not engaged. I'm just asking anyone in the audience, how often do you read the solicitation material you get in the mail that says, vote now, or do this or that, you throw the stuff away.

Worse so, investment advisors that invest in behalf of the clients, because the rules of the SEC are cumbersome, many investment advisors are not voting their client shares, so they leave it up to the clients. Now, if you have your money managed by an investment advisor, you outsource that to them.

I wonder how engaged are you in the companies that your advisor engaged in and will you vote those shares? Well, maybe if the advisor nudges the client to do that, but some advisors don't even do that. They have a policy that they don't touch that and that may work for normal things. But in the context of proxy, it means that. And what we hear from some of these advisors is that, yes, we like what you do, we love what you do, but no, we don't vote the client shares.

And so it is a system that it is very much biased in favor of the activists. Our goal is of course, to be able to reach as many shareholders as possible. And importantly, it's not good enough to win. We need to send a strong message because Saba has deep resources, and just because we win doesn't mean they walk away. We need to show them that our investors really like what we do and that might entice them to walk away. There are some other things that we might be able to do over time, but it is very important.

If anybody here is an ASA shareholder, please vote. And then you have to vote the quote unquote, white card. What happens in these instances is that both the activists and management sends their own proxy, whichever one you vote last counts and it nullifies the other vote. So we've had it happen that a friendly investor, we noticed that they voted against us, and so we talked to them and just said, what do you mean? Well, they clicked on something in an email and were kind of led to click on the wrong ballot.

And of course they then changed the vote. So if you have voted, please double check and double check that you have voted. And this has happened to very experienced investors. This is not your 80-year-old grandpa who doesn't quite know anymore what they're doing. This happens to people who are very sophisticated in the market.

And again, it's a process that let's just say has substantial potential for improvement. Ultimately, it's a process not intended to help the retail investor. And the reason I say all of this is we started out with that in the beginning. We care about it. Of course, we are the manager of a ASA. We are passionate about this space, but if we're to gain control, it's bad for the mining space more broadly.

Now, obviously our mandate is not to make sure that there's funding available for these companies. Our mandate is to make money for investors who are investing in the precious metal space. But for all the reasons that I mentioned, I think that this strategy is one that's very valuable to our investors and also happens to help the space. And so that means anybody who's not invested can help spread the word.

Obviously, now we are very tight before the deadline, but clearly any vote in favor will matter and will count. So it's not the November election that's the most important one. It's the one that happens this Friday if you're listening to it right after this release.

Tom Bodrovics:

Absolutely. I think from both sides, it's kind of an interesting situation, right? On one hand, you have investors that see the value in this particular instrument, and that is a exactly what they're invested in for that purpose.

And then on the other hand, you have a capital management team that comes in, sees this discount to NAV, sees a way to try to close that discount to realize that gain, and in some ways don't really care what it wrecks along the way.

And if this is an important funding mechanism for the junior mining industry that is already starved of capital, this could have very detrimental effects.

Axel Merk:

Except of course we have talked to other activists, right? They're not the only activists out there, they're the biggest ones. And we have talked to other activists and they have rolled their eyes at what Saba is doing here because of the unique features.

I've touched on some of those and I apologize again, I having lost some of your audience for getting a little bit too much into detail. One of them, there are several of these unique features that ASA has that just makes it very impractical and not in the interest of investors to pursue this. And so even if you have this very limited goal that you don't give a darn about what ASA does, you just want to capture a discount. It doesn't work that way that easily with ASA.

And that's where having a dialogue, a constructive dialogue would've been so helpful. I mean, this entire deal is also very expensive. One of the best ways to create shareholder value is to keep expenses low. And we as the board has managed and we've taken on management, by the way, before we took on management, the fund was internally managed.

And because the fund has shrunk so much, the fix costs, were very high. And so at least the advisory fee, that's the fee that we are getting as the advisor is now in basis points. But of course, there are many other costs that are there as well. And so by working to keep expenses low, the long-term investor gets rewarded. Now, had Saba engaged with us, there would've been a potential, at least for constructive dialogue of what one can do, what one cannot do, explaining things in detail.

Instead, what happened is they didn't engage. They aggressively bought. We took some protective measures and now have this proxy contest. All of that costs a lot of money. We carry some of that cost, but the bulk of that cost is carried by shareholders. I'm by the way, one of the largest individual shareholders.

I've been an active insider buyer through the end of last year. And so I believe in the value here of ASA and I, of course, just like any other shareholder carry some of that cost. But it's one of these things where if one really had shareholder interest, top of the mind, there would've been a much better way to go about some of these things and try to address what concerns are real and what aren't.

Tom Bodrovics:

So let's say this ends up going through Axel. What does the future for the fund look like, do you think?

Axel Merk:

Well, let's assume for a moment that the existing board gets re-elected. Our goal will be to continue to be, engage the activists and find a way to address some of their concerns, and at the same time make it very clear to them that the things they historically tried to do don't work. Now, that said, if we've always said and we continue to say it, if investors have particular concerns, they should talk to us.

Investors own this company. Absolutely right? And Saba, of course, with 16% also are an owner. So their concerns are real, except of course if they're the only investor that says something and what they want to do is at the detriment of others. The board has to look at all of those concerns and the board has undertaken certain steps in recent months to try to address some of these concerns.

It's a dialogue that must take place. We are, by the way, very excited about the sort of things we have in our portfolio to just put that out there. There are some things that we believe can be very, very helpful to the return for our investors. And so we have a plan of what we would do.

Now if we quote unquote lose, and I say we because I'm an interested director on the board as well, then Saba is in control. They of course still have a fiduciary duty, and so we will still try to explain things to them and see what is possible. We happen to believe that liquidation is the most likely scenario, and our goal is to convince investors to kind of rally the troops and make sure that people vote their shares so that we're not going to be in that situation. Obviously, we'll have to, quote unquote, deal with it.

The challenge is that once a board is in control, it is much easier to induce change. Now we can go and to the SEC and complain about certain things, but one of the things they said is they might want to change the investment mandate. Well, one of the things we've put on the mandate is to increase the threshold from changing the mandate from a simple majority of those who are voting to 60% of the shares outstanding.

And it's like the two-thirds majority that the Senate has, which makes it more difficult to change the mandate, but not impossible. There may well be a reason one day, and we believe that's appropriate for a fund that historically was founded to invest in precious metals, by the way, not to invest in junior mining companies, but just in the precious metal space.

And so it's that sort of thing, what we can do now and ask shareholders to support so that the direction of the fund will remain the same. But yes, once you have a new board in place, they can of course do a lot of things that we think many, especially retail shareholders may not appreciate, including also many institutions that like to have this fund as is and investing in this fund for what it is.

Tom Bodrovics:

Well, Axel, we wish you luck here to be able to continue the fund the way that you have had the vision to try to build. Is there anything else that you'd like to leave our listeners with before we wrap up?

Axel Merk:

Well, if you're an ASA Shareholder and come to Asaltd.com where there's information about what's happening, obviously anybody else who's interested in this fund, please also come to the site. We have a newsletter. merkinvestments.com is our primary website.

From there, you can also get to it, but yes, follow what we do, get engaged. And of course if you're an ASA Shareholder, vote the white card, if you Shareholder anywhere else, if there is a contested proxy, take it seriously and vote because the vote does matter.

The system is not in favor of the retail investor. And if retail investors want to have a power, they need to take advantage of the power that they're given.

Tom Bodrovics:

Absolutely. And of course you're available. Excellent Twitter follow as well @AxelMerk. Axel, thanks so much for your time today and all the best of luck with the proxy vote.

Axel Merk:

My pleasure.